Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2021, with respect to the audited consolidated and combined financial statements of HighPeak Energy, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

December 16, 2021